Exhibit 99.2

Investor Update - July 23, 2020

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our consolidated operations such as capacity, total revenue and certain liquidity metrics. Please see the cautionary statement under “Forward-Looking Information.”

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2019, the Company's Quarterly Report on Form 10-Q for the year ended March 31, 2020, as amended, as well as in other documents filed by the Company with the SEC after the date thereof. Some of these risks include the risks associated with contagious illnesses and contagion, such as COVID-19, general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, changes in laws and regulations, and risks inherent in the achievement of anticipated synergies and the timing thereof in connection with the acquisition of Virgin America. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance, or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED

This investor update provides information about recent developments and performance trends for Alaska Air Group (Air Group) and subsidiaries Alaska Airlines (Alaska) and Horizon Air (Horizon).

Capacity Updates
The public health and economic crises resulting from the outbreak of COVID-19 has had an unprecedented impact on our business. We are uncertain what shape the recovery will take, and we are continuously monitoring trends in demand to determine our capacity decisions as the situation unfolds. At this time, our planning assumptions are for our third quarter capacity to be down approximately 50% and fourth quarter capacity to be down approximately 35%.

The table below summarizes recent results and our current preliminary expectations for July.

	April 2020	May 2020	June 2020	Expected July 2020(a)
Revenue passengers (000s)	174	424	887	~ 1,000 - 1,200
Revenue passengers year-over-year	Down 95%	Down 90%	Down 79%	Down 70-75%
ASMs year-over-year	Down 78%	Down 79%	Down 68%	Down ~ 60%
Passenger load factor	15%	40%	52%	~ 50% - 55%
Total revenue year-over-year	Down 87%	Down 83%	Down 75%	Down ~ 75%

(a) Based on current expectations but no assurance can be given that such expectations will be achieved.
Employee Separation

Consistent with capacity reductions, which are expected to continue into 2021, we must make difficult decisions to right-size our workforce. Given our planning assumption that capacity will be down approximately 35% in the fourth quarter, our existing employee base of approximately 23,000 may need to be reduced by approximately 7,000 employees. In an effort to mitigate potential furloughs, we have initiated early-out programs for all our frontline workers and are also offering extended incentive leaves to pilots. In addition, we expect to send out WARN notices on August 1 to employees who may potentially be impacted by involuntary furloughs in the future.

Collectively, the early-out, incentive leave and non-union management reductions are expected to cost between $250 million to $300 million, which will be recorded in the third quarter.

Liquidity Updates

We expect July cash burn will be approximately $200 million, which is higher than the cash burn achieved in June due to slowing of ticket sales, timing of certain payroll cycles, and additional spend for incremental flying. We remain focused on reducing monthly cash burn to zero by the end of 2020. Our cash burn measurement includes all operating cash receipts and disbursements, such as cash from bookings net of refunds, other operational cash in (loyalty, cargo, etc.), plus investment earnings, offset by all cash expenditures including debt service and capital expenditures. Cash burn excludes financing raised or payroll support funding.

As of July 22, 2020, Air Group had cash and short-term investments of approximately $3.7 billion.

CARES Act Loan Program

We have applied for $1.1 billion in secured federal loan funding through the loan program authorized under the Coronavirus Aid, Relief and Economic Security (CARES) Act. In July 2020, we signed a non-binding letter of intent with the U.S. Treasury, and anticipate final terms will be reached in the third quarter.